99.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
SYBASE, INC.
ERNST ACQUISITION CORPORATION
and
EXTENDED SYSTEMS INCORPORATED
Dated as of July 28, 2005

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 28, 2005 (the “Agreement”), by and among Sybase, Inc., a Delaware corporation (“Parent”), Ernst Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Extended Systems Incorporated, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.
     WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including, without limitation, the transactions contemplated by the Company Voting Agreements (the “Transactions”), and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger, all by a unanimous vote of the members of the Board present at a meeting to consider and vote upon such matters.
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) all executive officers and directors and certain founders of the Company and all of their respective affiliates, in their capacity as stockholders, are entering into voting agreements in substantially the forms attached hereto as Exhibit A-1, in the case of executive officers and directors, and Exhibit A-2, in the case of such founders, (collectively, the “Company Voting Agreements”), pursuant to which each such stockholder has agreed to vote his, her or its Shares in favor of the Merger.
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) each of the key employees of the Company listed on Schedule I hereto (the “Key Employees”) have entered into non-competition agreements with Parent (a “Non-Competition Agreement”), and (ii) each of the parties to the Company’s form of Change of Control Employment Agreement listed on Schedule II hereto (the “Change of Control Parties”) have entered into an amendment of such agreement (an “Amended Change of Control Employment Agreement”).
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent prior to the Closing (as defined below), and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.
          (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Extended Systems Incorporated.”

          (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Extended Systems Incorporated.”
     1.5 Directors and Officers of Surviving Corporation.
          (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.
          (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.
     1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
          (a) Conversion of Shares. Each share of Company Common Stock, including the associated right (the “Rights”) to purchase one one-thousandth of a share of Series A Participating Preferred Stock (“Series A Preferred Stock”), or in certain circumstances Company Common Stock, pursuant to the Preferred Stock Rights Agreement dated as of June 5, 2003, by and between the Company and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent, as amended (the “Rights Agreement”), (“Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such Share in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10), cash, without interest, in an amount equal to $4.460847 per Share (the “Merger Consideration”). If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Merger Consideration payable upon conversion of any Unvested Share shall be withheld by Merger Sub and paid to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement.
          (b) Cancellation of Treasury and Parent-Owned Shares. Each Share held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.
          (d) Stock Options. At the Effective Time, each holder of an outstanding option to purchase Shares (a “Company Stock Option”) issued pursuant to Company stock plans or other agreements or arrangements, whether vested or unvested, by virtue of the Merger without any action on the part of the holder, shall be entitled to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each Share that would have been issued upon exercise of such Company Stock Option had it been exercised immediately prior to the Effective Time (it being understood that with respect to a Company Stock Option held by a person whose employment by the Company or its subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Company Stock Option that was outstanding immediately prior to the Effective Time and was vested as of the time such person’s employment relationship with the Company or its subsidiaries terminated). All amounts payable pursuant to this Section 1.6(d) shall be subject to and reduced by the amount of any withholding contemplated by Section 1.8(e) of this Agreement. For purposes of this Agreement, “Option Consideration” means, with respect to each Share issuable under a particular Company Stock Option, an amount equal to the excess, if any, of: (i) the Merger Consideration over (ii) the exercise price payable in respect of such Share issuable under such Company Stock Option (it being understood that if the exercise price payable in respect of such Share issuable under such Company Stock Option exceeds the Merger Consideration, the Option Consideration in respect of such Company Stock Option shall be zero). Each Company Stock Option as well as each Company stock plan shall be cancelled and terminated as of the Effective Time, and no holder of any such Company Stock Option or participant in any such Company stock plan shall have any rights thereafter with respect thereto except as expressly provided in this Section 1.6(d). The Company shall, prior to the Effective Time, take all necessary actions (including providing all required notices and obtaining any required consents) to ensure that all outstanding Company Stock Options and all Company stock plans (including without limitation the 1998 Stock Plan, 1998 Director Option Plan, 1994 Incentive Stock Option Plan, 1987 Restricted Stock Option Plan, 1984 Incentive Stock Option Plan, and the 2001 Approved Share Option Scheme) are terminated immediately prior to the Effective Time. Parent shall pay or cause the Surviving Corporation to pay any amounts due pursuant to this Section 1.6(d) as soon as reasonably practicable, and in any event within 30 days, after the Effective Time.
          (e) Company Warrants. At the Effective Time, each warrant to purchase shares of Company common stock (each a “Company Warrant”) shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the date hereof, except that such warrant will be exercisable for an amount of cash equal to the product of the number of Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Merger Consideration.
     1.7 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     1.8 Surrender of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a) and shall further deposit, or cause to be deposited for the benefit of the holders of Shares, for payment through the Paying Agent in accordance with this Section 1.8, cash in an amount equal to the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time. Such funds shall be invested by the Paying Agent as directed by Parent.
          (b) Payment Procedures. Promptly (and in any event within five (5) business days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding Shares converted into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of

Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates formerly representing the Shares shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective Merger Consideration. Promptly following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, the Merger Consideration.
          (c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the 180th day after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.
          (d) Transfers of Ownership. If the payment of the Merger Consideration is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.
          (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares, Company Stock Options or Company Warrants such amounts as may be required to be deducted or withheld therefrom under the IRC or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be timely deposited with the appropriate taxing authority and shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
          (f) Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.
     1.9 No Further Ownership Rights in Shares. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection of this Agreement to which the information stated in such disclosure relates, and such other sections and subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection readily apparent based solely on the substance of such disclosure) supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Schedule”), as follows:
     2.1 Organization and Qualification; Subsidiaries.
          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not have a Material Adverse Effect on the Company (as defined in Section 8.3(c)).
          (b) The Company has no subsidiaries as of the date hereof except for the corporations identified in Section 2.1(b) of the Company Schedule. Section 2.1(b) of the Company Schedule also sets forth as of the date hereof the form of ownership and percentage interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons or entities who have an interest in such subsidiary and sets forth the percentage of each such interest. Neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, mortgage, indenture, binding understanding, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, franchise or other binding commitment or undertaking of any nature (a “Contract”), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.
          (c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failures to be so qualified and in good standing would not have a Material Adverse Effect on the Company.
     2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.
     2.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company common stock, par value $0.001 per share (“Company Common Stock”) and 5,000,000 shares of Preferred Stock, par value of $0.001 per share (“Company Preferred Stock”), of which 300,000 shares have been designated as Series A Preferred Stock. At the close of business on the date of this Agreement (i) 15,623,735 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 4,519 shares of Company Common Stock were held by the Company as treasury stock; (iii) no shares of Company Common Stock were held by subsidiaries of the Company; (iv) 2,391,580 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1998 Stock Plan and 789,355 shares of Company Common Stock were reserved for future issuance pursuant to the 1998 Stock Plan; (v) 200,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1998 Director Option Plan and 263,731 shares of Company Common Stock were reserved for future issuance pursuant to the 1998 Director Option Plan; (vi) 101,384 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1994 Incentive Stock Option Plan and 0 shares of Company Common Stock were reserved for future issuance pursuant to the 1994 Incentive Stock Option Plan; (vii) 6,667 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1987 Restricted Stock Option Plan and 0 shares of Company Common Stock were reserved for future issuance pursuant to the 1987 Restricted Stock Option Plan; (viii) 0 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1984 Incentive Stock Option Plan and 0 shares of Company Common Stock were reserved for future issuance pursuant to the 1984 Incentive Stock Option Plan; (ix) 98,793 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 2001 Approved Share Option Scheme and 63,705 shares of Company Common Stock were reserved for future issuance pursuant to the 2001 Approved Share Option Scheme; and (x) 35,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Warrants. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; (v) the applicable vesting schedule; and (vi) whether the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The foregoing schedule shall also include (i) the address of each option holder; (ii) the plan under which such Company Stock Option was granted; and (iii) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the IRC. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; and (iv) the date on which such Company Warrant expires. The foregoing schedule shall also include the address of each Warrant holder. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Transactions.
          (b) The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. The Company has made available to Parent accurate and complete copies of all outstanding Company Warrants and agreements pursuant to which Company Warrants have been issued. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, and all shares of Company Common

Stock subject to issuance upon exercise of such outstanding Company Warrants, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.
          (c) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, options, right of first refusals, preemptive rights, community property interests or restrictions on (i) the voting or transfer of any security or (ii) the possession, exercise or transfer of any attribute of ownership of any asset (“Liens”) directly or indirectly through one or more subsidiaries, all equity securities, partnership interests or similar ownership interests of any subsidiary of the Company, and all securities convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests, that are issued, reserved for issuance or outstanding. There are no registration rights in respect of any shares of Company Common Stock, and except for the Company Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.
          (d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries.
          (e) The Company has taken all necessary actions, including timely providing all required notices to participants, to terminate the Company’s Employee Stock Purchase Plan (the “ESPP”). Since the date of the ESPP termination, the Company has taken all necessary actions to ensure that no new participants were permitted to enroll in the ESPP and that no new offering or purchase periods commenced under the ESPP.
     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (x) with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding Shares if and to the extent required by applicable law, and (y) the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     2.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) subject, (x) with respect to the Merger, to the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law and (y) to compliance with the requirements set forth in Section 2.5(b), conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), (A) have a Material Adverse Effect on the Company or (B) individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.
          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval,

authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the National Market System (the “Nasdaq”), and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the parties hereto from performing their obligations under this Agreement.
     2.6 Compliance; Permits.
          (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability.
          (b) The Company and its subsidiaries hold all material Approvals from Governmental Entities which are required for the operation of the business and the holding of the properties of the Company and its subsidiaries (each, a “Company Permit” and collectively, the “Company Permits”). The Company Permits are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with the terms of each of the Company Permits. Section 2.6(b) of the Company Schedule accurately lists each such Company Permit and the date each such Company Permit expires.
     2.7 SEC Filings; Financial Statements.
          (a) The Company has made and will make available to Parent a correct and complete copy of each report, schedule, form, registration statement, proxy statement and other document filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2002 (together with all information incorporated by reference therein, the “Company SEC Reports”), which are all the reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2002. Each of the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), in each case, applicable to such Company SEC Report as of its respective date, as the case may be, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any reports or other documents with the SEC. The Company has made available to Parent correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
          (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount or significance. As of the date hereof, the Company does not intend to restate any of the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement.
          (c) Each of the Company’s senior financial officers has consulted with the Company’s independent auditors and with the Company’s outside counsel with respect to the requirements of SOX as in existence on the date hereof. The Company is in compliance in all material respects with the published rules and regulations of SOX applicable to it.
          (d) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Reports, and the statements contained in such certifications are accurate in all material respects as of the date hereof. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (e) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s published financial statements or other Company SEC Reports.
          (f) The Company’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.
          (g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules, regulations and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
          (h) Since the date of the most recent Company SEC Report filed prior to the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a substantial change to the Company’s internal controls over financial reporting or a “material weakness” in the Company’s internal controls over financial reporting.
          (i) The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.
     2.8 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent or otherwise) (collectively, “Liabilities”) of a nature that would be required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except (i) Liabilities reflected in the Company’s balance sheet as of March 31, 2005 (including any related notes thereto) contained in the Company SEC Reports as of the date hereof (the “Interim Balance Sheet”), (ii) Liabilities incurred since March 31, 2005 (the “Interim Balance Sheet Date”) and prior to the date hereof in the ordinary course of business consistent with past practices, (iii) Liabilities incurred after the date hereof and not prohibited under Section 4.1 or (iv) Liabilities arising out of or in connection with this Agreement or the Transactions.

     2.9 Absence of Certain Changes or Events. From the Interim Balance Sheet Date to the date hereof (i) there has not been or arisen any Material Adverse Effect on the Company, and (ii) neither the Company nor any of its subsidiaries has taken any of the following actions:
          (a) Caused, permitted or submitted to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);
          (b) Acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
          (c) (i) Granted any equity-based compensation, whether payable in cash, securities or property, or granted or paid any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any director, officer, consultant or employee, (ii) adopted any new severance plan, or amended or modified or altered in any manner any severance plan, agreement or arrangement existing on the date thereof (including without limitation any retention, change of control or similar agreement), or (iii) entered into any agreement the benefits of which were contingent or the terms of which were materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;
          (d) Declared, set aside or paid any dividends on or made any other distributions (whether in cash, securities or property) in respect of any capital stock of the Company or its subsidiaries or split, combined or reclassified any capital stock of the Company or its subsidiaries or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or its subsidiaries;
          (e) Granted any loans or advances (other than customary travel or expense advances in compliance with the Company’s policies) to employees, officers, directors or other third parties, made any investments in or capital contributions to any person, incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, entered into any “keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;
          (f) (i) Increased the compensation or benefits payable or to become payable to officers, directors, consultants, or employees, (ii) entered into any new or amended any existing Company Employee Plan, Employment Agreement, indemnification, collective bargaining, or similar agreement, except as required by applicable law, (iii) hired any employee, (iv) terminated any employee, or (v) taken any action that would allow any employee to claim a constructive termination or termination for good cause;

          (g) Waived the material benefits of, agreed to modify in any manner, terminated, released any person from or knowingly failed to enforce the confidentiality or nondisclosure provisions of any material Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;
          (h) Other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice, (A) entered into, renewed, or modified or amended in any material respect any Contract relating to the distribution, sale, license or marketing by third parties of the products or services of the Company or its subsidiaries (including Company Products or other Company Intellectual Property) or products or services licensed by the Company or its subsidiaries (including any IP Licenses), (B) sold, leased, licensed, transferred or otherwise disposed of, or otherwise extended, amended or modified in any material respect, any rights to, Company Products or other Company Intellectual Property, (C) entered into, renewed, or modified or amended in any material respect any Contract relating to the design, manufacture, marketing or sale of products relating to the Company’s Embedded Mobility Business, or (D) transferred or licensed to any person future rights to the Company Intellectual Property;
          (i) Other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice, sold, leased, licensed, encumbered or otherwise disposed of any properties or assets, except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $50,000 individually or $150,000 in the aggregate, provided such property or assets were not material, individually or in the aggregate, to the business of the Company and its subsidiaries;
          (j) Made or committed to make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than any commitments for capital expenditures reflected on the Interim Balance Sheet;
          (k) Except as required by GAAP or the rules and regulations of the SEC, revalued any of its material assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or made any material change in accounting methods, principles or practices;
          (l) Canceled or failed to renew, without reasonable substitutes, any insurance policy naming the Company or any subsidiary as a beneficiary or loss payee; or
          (m) Made any Tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, was reasonably likely to materially adversely affect the Tax liability or Tax attributes of the Company or any of its subsidiaries, settled or compromised any material Tax liability or refund, filed any amendment to a Return, entered into any closing agreement or consented to any extension or waiver of any limitation period with respect to Taxes.
     2.10 Absence of Litigation. There are no claims, actions, suits or proceedings (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries (in their capacities as such or with respect to the performance of their duties for the Company or any of its subsidiaries, as applicable), before any Governmental Entity or arbitrator. No investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries (in their capacities as such or with respect to the performance of their duties for the Company or any of its subsidiaries, as applicable), nor has any Governmental Entity notified the Company in writing or, to the Company’s Knowledge, orally, of an intention to conduct the same. To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints, pleadings, motions and written correspondence regarding the litigation referred to in Section 2.10 of the Company Schedule.
     2.11 Employee Benefit Plans.
          (a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:
          (i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the IRC and the regulations issued thereunder;
          (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
          (iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee or which the Company or any Affiliate has or may have any liability or obligation;
          (iv) “DOL” shall mean the Department of Labor;
          (v) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any former employee, consultant or director of the Company or any Affiliate;

          (vi) “Employment Agreement” shall mean each management, employment, offer of employment, severance, termination, change of control, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee or with respect to which the Company or any Affiliate has or may have any liability or obligation (contingent or otherwise);
          (vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
          (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;
          (ix) “International Employee Plan” shall mean each Company Employee Plan and each Employment Agreement, which is maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of any Employee or Employees, or former Employee or Employees, who perform services outside the United States;
          (x) “IRC” shall mean the Internal Revenue Code of 1986, as amended;
          (xi) “IRS” shall mean the Internal Revenue Service;
          (xii) “Multiemployer Plan” shall mean any Company Employee Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;
          (xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list of each Company Employee Plan (including each International Employee Plan) and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.
          (c) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports

(Form Series 5500 and all schedules and financial statements attached thereto, or otherwise), if any, required under ERISA, the IRC or other applicable law in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material written or oral communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.
          (d) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan and each Employment Agreement. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the IRC. Each Company Employee Plan intended to qualify under Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the IRC, including all amendments to the IRC effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the IRC or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the IRC or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or with respect to any Company Employee Plan or any Employment Agreement or against the assets of any Company Employee Plan. Each Company Employee Plan, other than International Employee Plans, can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Title I of ERISA or Sections 4975 through 4980 of the IRC. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Employee Plans have been timely made or accrued. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) has been operated since January 1, 2005 in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
          (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the IRC.
          (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to, participated in, or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan described in Section 413 of the IRC or to any plan that was also at that time sponsored, participated in, or contributed to by any employer other than the Company or an Affiliate.
          (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health or other welfare benefits, except to the extent required by statute. Section 2.11(g) of the Company Schedule includes, as to each arrangement identified therein, the name of the Employee or former Employee, as applicable, to whom such benefit has been extended and the name, age and relationship to the Employee of any of such Employees’ dependents entitled to any such benefits and the historical costs of providing such benefits to such Employee and his or her dependents.
          (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.
          (i) Effect of Transaction.
          (i) The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or former Employee.

          (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or former Employee or any other “disqualified individual” (as defined in IRC Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the IRC.
          (j) Employment Matters. The Company: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and, during the course of their employment by the Company, former Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees and, during the course of their employment by the Company, former Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees and, during the course of their employment by the Company, former Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.
          (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee or former Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

          (m) WARN Act. The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state laws including applicable provisions of the California Labor Code. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including, without limitation, all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws including applicable provisions of the California Labor Code, shall be the responsibility of the Company.
          (n) Employee Information.
          (i) Section 2.11(n)(i) of the Company Schedule contains an accurate and complete list of the following information with respect to each active Employee: name, title, manager, office location, annual base salary, annual bonus, date of hire and, in the case of active Employees employed by the Company or an Affiliate on a temporary basis (including without limitation contractors, consultants, interns, and temporary-agency employees), an indication of such temporary status and expected termination date.
          (ii) Section 2.11(n)(ii) of the Company Schedule contains an accurate and complete list of each of the following: (1) for each loan currently outstanding under any Company Employee Plan intended to be a “cash or deferred arrangement” under Section 401(k) of the IRC, the name of the participant and the outstanding balance of such loan; (2) the name of each former Employee whose employment by the Company or an Affiliate terminated before the date of this Agreement with respect to whom the Company or an Affiliate will have any liability for severance payments after June 30, 2005 and the amount of such liability; and (3) for each Employee entitled to receive a bonus payment in December 2005 in connection with the waiver of certain benefits, the name of such Employee and the amount of such payment.
     2.12 Restrictions on Business Activities. There is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted. Without limiting the foregoing, neither the Company nor any of its subsidiaries has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     2.13 Title to Property.
          (a) Neither the Company nor any of its subsidiaries owns any real property nor have they ever owned any real property. Section 2.13(a)(i) of the Company Schedule sets forth as of the date hereof a list of all real property currently leased or subleased by the Company and any of its subsidiaries, the name of the lessor or sublessor, the date of the lease or sublease and each amendment thereto. Section 2.13(a)(ii) of the Company Schedule sets forth each lease, sublease, lease guaranty, agreement for the leasing, use or occupancy of, and other agreement granting a right in or relating to, any of the real property currently leased or subleased by the Company, including all amendments, terminations and modifications thereof, true, correct and complete copies of which have been made available to Parent. All such current leases and other documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s Knowledge, any other party thereto.
          (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for (i) Liens for Taxes (as herein defined) not yet due and payable, (ii) Liens on the underling fee interest in real property leased by the Company and any of its subsidiaries, and (iii) statutory Liens which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets.
          (c) All the plants, structures and material equipment of the Company and its subsidiaries are adequate for the conduct of the business of the Company and its subsidiaries as currently conducted and are in good operating condition and repair, in all material respects.
     2.14 Taxes.
          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (b) Tax Returns and Audits.
          (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (ii) The Company and each of its subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).
          (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.
          (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. The Company has delivered or made available to Parent true and complete copies of income Returns of the Company and its subsidiaries for the years ended June 30, 2001, 2002, 2003 and 2004, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its subsidiaries or any predecessor, with respect to income Taxes. No written claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its subsidiaries do not file Returns that any of the Company or its subsidiaries is or may be subject to a Tax liability in that jurisdiction.
          (v) No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.
          (vi) Neither the Company nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no Liens with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than customary Liens for Taxes not yet due and payable.
          (vii) There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the IRC. There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the IRC.

          (viii) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person other than the Company and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.
          (ix) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the IRC. Neither the Company nor any of its subsidiaries has agreed, or is or was required, to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise (or by reason of any similar provision of state, local or foreign law).
          (x) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the IRC (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) in conjunction with the Transactions.
          (xi) Neither the Company nor any of its subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Legal Requirement. The Company and its subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.
          (xii) Section 2.14(b) of the Company Schedule contains the names of each Company Employee who has made, to the Knowledge of the Company, an election under Section 83(b) of the IRC with respect to the purchase of Company stock subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.
     2.15 Environmental Matters.
          (a) Hazardous Material. Except as would not result in material liability to the Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a “Hazardous Material”) are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.
          (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Permits. The Company and its subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Company’s and its subsidiaries’ Hazardous Material Activities of the Company and its subsidiaries as such Hazardous Material Activities are currently being conducted. All such Company Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any such Company Environmental Permit which is or has been in force with respect to its Hazardous Material Activities. No circumstances exist which could cause any such Company Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All such Company Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Effective Time at no cost to Parent.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company’s Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no Knowledge of any material contingent environmental liability.

          (e) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company.
     2.16 Brokers; Third Party Expenses. Neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and W.R. Hambrecht + Co, LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.
     2.17 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, invention disclosures, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) World Wide Web addresses (“WWW”), uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               (iii) “IP Licenses” means all the contracts, licenses and agreements to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by the Company or any of its subsidiaries.
               (iv) “Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights used in the conduct of the business of Company or its subsidiaries as currently conducted, including without limitation the design, development, use (including intended uses), branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import, and sale of Company Products.
               (v) “Company Licensed Intellectual Property” shall mean all Company Intellectual Property that is not Company-Owned Intellectual Property.
               (vi) “Company-Owned Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that are owned by the Company or any of its subsidiaries.
               (vii) “Open Source Materials” means any software, library, utility, tool or other computer or program code (collectively, “Code”) that is licensed or distributed as “free software,” “freeware,” “open source software” or under any terms or conditions that impose any requirement that the Code or any software using, linked with, incorporating, distributed with, based on, derived from or accessing the Code: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge. Open Source Materials include without limitation any Code licensed or distributed under any of the following licenses or distribution models or similar licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
               (viii) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.
          (b) Section 2.17(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all past, current and in development products, Internet Properties, software or service offerings of the Company or any of its subsidiaries (collectively, “Company Products”) (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3) year period preceding the date hereof or (ii) which the

Company or any of its subsidiaries intends to sell, distribute, operate, license or otherwise provide in the future, including any Company Products in development.
          (c) Section 2.17(c) of the Company Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company-Owned Intellectual Property.
          (d) Each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the Company’s and its subsidiaries’ Knowledge, is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right. There are no actions that must be taken by the Company or any of its subsidiaries before December 31, 2005, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Neither the Company nor any of its subsidiaries have claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable following the Effective Time.
          (e) To the Company’s and its subsidiaries’ Knowledge, the Company’s and each of its subsidiaries’ use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) does not, has not, and following the Transactions will not (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any law or regulation of any country or jurisdiction, and neither the Company nor any of its subsidiaries have received any notice of any infringement or violation with respect thereto.
          (f) In each case in which the Company or any of its subsidiaries have acquired any Intellectual Property or Intellectual Property Right from any person, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including, to the Company’s and its subsidiaries’ Knowledge, the right to seek past and future damages with respect thereto) to the Company or such subsidiary. To the Company’s and its subsidiaries’ Knowledge, the Company or each such subsidiary has recorded, in accordance with applicable laws and regulations, each such assignment of a Registered Intellectual Property Right assigned to the Company or such subsidiary with the relevant Governmental Entity.
          (g) The Company and its subsidiaries have no Knowledge of any facts or circumstances that would render any Company-Owned Intellectual Property invalid or unenforceable, nor has the Company or any of its subsidiaries taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would be reasonably expected to render such Company Registered Intellectual Property invalid or unenforceable.
          (h) All Company-Owned Intellectual Property will be fully transferable, alienable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.
          (i) Each item of Company-Owned Intellectual Property is free and clear of any liens or encumbrances, except for non-exclusive licenses granted to end-user customers and Distributors in the ordinary course of business, consistent with past practice, the forms of which have been provided to Parent. “Distributors” for purposes of this Agreement means Company resellers, VARs and OEMs, and as to the Company’s Embedded Mobility Business, customers with the right to distribute any Company-Owned Intellectual Property.
          (j) The Company or one of its subsidiaries is the exclusive owner of all Company-Owned Intellectual Property. Without limiting the generality of the foregoing, except as set forth on Section 2.17(j) of the Company Schedule, (i) the Company or one of its subsidiaries is the exclusive owner of all Trademarks and Internet Properties used in connection with the operation or conduct of the business of the Company or such subsidiary, including the sale, distribution or provision of any Company Products and the operation of any WWW sites by the Company or such subsidiary, and (ii) the Company or one of its subsidiaries owns exclusively, and has good title to, all Copyrighted works that are included or incorporated into Company Products or which the Company or any such subsidiary otherwise purports to own.
          (k) Section 2.17(k) of the Company Schedule lists all IP Licenses entered into by the Company or any of its subsidiaries as a result of services engagements since June 30, 2002, pursuant to which the Company or any of its subsidiaries created or developed any Intellectual Property that is not Company Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint ownership of such Intellectual Property or related Intellectual Property Rights. Neither the Company nor any of its subsidiaries have at any time (i) transferred ownership of (except as to the printer connectivity hardware business sold by the Company), or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company-Owned Intellectual Property, to any other person, or (ii) permitted Company’s or such subsidiary’s rights in such Company-Owned Intellectual Property to lapse or enter the public domain.
          (l) All Company Intellectual Property was written and created solely by either (i) employees of the Company or such subsidiary acting within the scope of their employment, (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or such subsidiary, or (iii) third parties who have entered into an agreement with the Company or one of its subsidiaries pursuant to which any Intellectual Property authored or created by such third party would be considered a work made for hire pursuant to 17 U.S.C. § 101 et seq., and no third party owns or has any rights to any such Intellectual Property.

          (m) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for Company or any of its subsidiaries, the Company or such subsidiary has a written agreement with such third party with respect thereto and Company or such subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, pursuant to a written agreement listed on Section 2.17(m)(i) of the Company Schedule, or (ii) has obtained, pursuant to an IP License listed on Section 2.17(m)(ii) of the Company Schedule, a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted to, such third party’s Intellectual Property and Intellectual Property Rights.
          (n) Section 2.17(n) of the Company Schedule sets forth, for each Company Product operated, sold, licensed, distributed or otherwise provided, supported or maintained as of the date hereof, (i) whether use or operation of such Company Product by any customer or end-user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end-user to enter into an agreement or license with the manufacturer of such Third Party Platform, and (ii) all IP Licenses entered into with such manufacturer of such Third Party Platform. The Company-Owned Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company and each of its subsidiaries as it currently is conducted and as contemplated by the Company to be conducted, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of Company Products.
          (o) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by or for the Company or any such subsidiary (except improvements made by the licensor for the Company) in such Intellectual Property or Intellectual Property Rights.
          (p) To the Company’s and its subsidiaries’ Knowledge, the Company and each of its subsidiaries has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the Company and each of its subsidiaries or that are required to create, modify, compile, operate or support any software that is Company-Owned Intellectual Property or is incorporated into any Company Product.
          (q) Section 2.17(q) of the Company Schedule lists all Open Source Materials embedded, linked (including dynamic linking), modified and/or distributed by the Company and describes whether and the extent to which each of the Open Source Materials was used to develop, distribute or design Company Products to link with (including dynamic linking at runtime) or access in any way (whether by calls, execution branching, interprocess control or other technique of any kind whatsoever) any Open Source Materials. The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with any Company Products, (b) distributed Open Source Materials in conjunction with any Company Products, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Products or obligations for the Company or its subsidiaries to grant to any third party, any rights or immunities under Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.). No Company Product or Company-Owned Intellectual Property is subject to the terms of license of any such Open Source Materials. The Company has not used Code that includes the Linux kernel version 2.4 or any later version.
          (r) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company-Owned Intellectual Property. To the Company’s and its subsidiaries’ Knowledge, no current or former employee, consultant or independent contractor of Company or any subsidiary of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or such subsidiary.
          (s) The operation of the business of the Company and each subsidiary of the Company as it is currently conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Company Products does not and will not when conducted by Parent and/or the Surviving Corporation (including following any merger of the Surviving Corporation into the Parent) in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right (excluding Patents and Trademarks), or, to Company’s and its subsidiaries’ Knowledge, infringe any Patents or Trademarks, of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any subsidiary of the Company have received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or such subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or its subsidiaries have Knowledge of any basis therefor).
          (t) No Company-Owned Intellectual Property, Company Product or service of the Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or may affect the validity, use or enforceability of such Company-Owned Intellectual Property, Company Product or service of the Company or any of its subsidiaries.
          (u) (i) Section 2.17(u)(i) of the Company Schedule lists as of the date hereof all IP Licenses with respect to any Company Licensed Intellectual Property for which the Company has paid or will pay more than $50,000 within the 3 year period following the Closing

Date (excluding all non-negotiated IP Licenses such as free downloads, shrinkwrap and click-through agreements and licenses regarding Open Source Materials), (ii) Section 2.17(u)(ii) of the Company Schedule lists as of the date hereof all IP Licenses pursuant to which a third party is granted rights to Company-Owned Intellectual Property (excluding non-exclusive end user and non-exclusive Distributor licenses granted in the ordinary course of business, consistent with past practice), and (iii) Section 2.17(u)(iii) of the Company Schedule lists, for each Company Product, all Company Licensed Intellectual Property used in, or distributed with, such Company Product and the IP License pursuant to which Company acquired the right to use such Intellectual Property or Intellectual Property Rights.
          (v) All IP Licenses are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach of nor have the Company or any of its subsidiaries materially failed to perform under, and neither the Company nor any of its subsidiaries have received any notice of any material breach or material failure to perform under, any of the IP Licenses and, to the Company’s and its subsidiaries’ Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the Transactions contemplated by this Agreement (including any subsequent merger of the Surviving Corporation into the Parent) will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses (except to the extent the breach is of a provision requiring consent to assignment in a contract identified in response to Section 2.17(u)(ii) or (iii)). Following the Closing Date (and any merger of the Surviving Corporation into the Parent), both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s and each of its subsidiaries’ rights under the IP Licenses to the same extent Company and each of its subsidiaries would have been able to had the Transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay, except where the Parent or the Merger Sub has an agreement with the counterparty under the IP Licenses that provides for such payments. Neither the Transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any Company-Owned Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company or any of its subsidiaries.
          (w) Section 2.17(w) of the Company Schedule lists as of the date hereof all material Contracts between the Company or any of its subsidiaries and any other person wherein or whereby the Company or such subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability (including but not limited to restrictions or encumbrances on Company’s or its subsidiaries’ rights to defend against or challenge the validity of Intellectual Property Rights) or provide a right of rescission with respect to the infringement or misappropriation by the Company or such subsidiary or such other person of the Intellectual Property Rights of any person other than the Company or such subsidiary (except for IP Licenses entered into with end user customers or Distributors of Company Products in the ordinary course of business, consistent with past practice).

          (x) To the Company’s and its subsidiaries’ Knowledge, there are no contracts, licenses or agreements between the Company or any such subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such subsidiary thereunder.
          (y) To the Company’s and its subsidiaries’ Knowledge, no person is infringing or misappropriating any Company-Owned Intellectual Property Right.
          (z) The Company and each of its subsidiaries have taken all reasonable steps under the circumstances to protect the Company’s and such subsidiaries’ rights in confidential information and trade secrets of the Company or such subsidiary or provided by any other person to the Company or such subsidiary. Without limiting the foregoing, the Company and each of its subsidiaries have and enforce a policy requiring each technical employee and consultant of the Company and each of its subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 2.17(z) of the Company Schedule and all current and former employees and consultants of Company and each of its subsidiaries who have created or modified any of the Company-Owned Intellectual Property have executed an agreement assigning all of such employees’ and consultants’ rights in and to the Company-Owned Intellectual Property to the Company or such subsidiary.
          (aa) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any IP Licenses, contracts or agreements to which the Company or any of its subsidiaries is a party will result in the following unless such result arises solely from any agreement, order or decree binding the Parent or the Merger Sub as of Closing: (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, or (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.
     2.18 Contracts.
          (a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or is bound by:
          (i) any employment or consulting Contract with any officer or director, or any Company employee or consultant (excluding offer letters for “at-will” employees);
          (ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions contemplated by this Agreement;

          (iii) any Contract of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business;
          (iv) any Contract containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights with respect to Company Products or services;
          (v) any Contract currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the Interim Balance Sheet Date of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;
          (vi) any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries;
          (vii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;
          (viii) any Contract currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) calendar days or less and substantially in the form previously provided to Parent;
          (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
          (x) any settlement agreement under which the Company has any ongoing obligations or receives ongoing benefits or rights;
          (xi) any Contract under which the Company or any of its subsidiaries (A) is committed to provide products or services at a later date at a fixed price (excluding non-exclusive licenses granted by the Company to end users or Distributors in the ordinary course of business consistent with past practice, which licenses allow the end user or Distributor to license additional seats or copies of software from the Company at a per seat or per copy price set forth in the license agreement with the end user or Distributor), or (B) has provided products or services, but which have not yet been accepted thereunder;
          (xii) any Contract not otherwise disclosed in Section 2.18 of the Company Schedule under which the consequences of a default would have a Material Adverse Effect on the Company;
          (xiii) any other Contract or commitment that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act or disclosed on Form 8-K under the Exchange Act which has not been so filed or disclosed; or
          (xiv) any Contract involving in excess of $50,000 being paid by or to the Company over the term thereof (excluding non-exclusive licenses granted by the Company to end users or Distributors in the ordinary course of business consistent with past practice, which licenses allow the end user or Distributor to license additional seats or copies of software from the Company at a per seat or per copy price set forth in the license agreement with the end user or Distributor).
          (b) Neither the Company nor any of its subsidiaries, nor to the Company’s Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such Contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Parent true and correct copies of any Contracts the Company may have with its top twenty customers and suppliers.
     2.19 Customers and Suppliers.
          (a) Section 2.19(a) of the Company Schedule contains a list of the 25 largest customers of the Company based on consolidated net revenues of the Company and its subsidiaries (taken as a whole) during the fiscal year ended June 30, 2005 (the “Significant Customers”). Between June 30, 2005 and the date hereof, no Significant Customer has canceled, terminated or otherwise materially modified its relationship with the Company, or notified the Company in writing or, to the Company’s Knowledge, orally, of its intention to materially reduce its purchases from the Company.
          (b) Section 2.19(b) of the Company Schedule contains a list of the 25 largest suppliers of the Company based on consolidated net purchases of the Company and its subsidiaries (taken as a whole) during the fiscal year ended June 30, 2005 (the “Significant Suppliers”). Between June 30, 2005 and the date hereof, no Significant Supplier has canceled, terminated or otherwise materially modified its relationship with the Company.

     2.20 Insurance. The Company maintains insurance policies and/or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. Section 2.20 of the Company Schedule lists all such Insurance Policies as of the date hereof and, with respect to the Company’s directors’ and officers’ liability insurance policy, sets forth the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in material compliance with the terms of such Insurance Policies. The Company does not have Knowledge of any threatened termination of any such Insurance Policies.
     2.21 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, W.R. Hambrecht + Co, LLC, that in its opinion, which was delivered orally on July 27, 2005 and subsequently confirmed in writing, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.
     2.22 Board Approval. The Board has, as of the date of this Agreement, (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved, subject to stockholder approval, the Transactions, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger, by a unanimous vote of the members of the Board present at a meeting to consider and vote upon such matters.
     2.23 State Takeover Statutes; Rights Agreement.
          (a) The Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are inapplicable to the execution, delivery and performance of this Agreement and the Company Voting Agreements and to the consummation of the Merger and the Transactions. As of the date hereof, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the Transactions and the transactions contemplated by the Company Voting Agreements.
          (b) The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Rights Agreement solely by virtue of the entering into of this Agreement and the Company Voting Agreements and the performance of the Transactions, and (ii) the entering into of this Agreement and the Company Voting Agreements and the performance of the Transactions will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.
     2.24 Interested Party Transactions. No officer or director of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons,

or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had since July 1, 2002, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its subsidiaries furnishes or sells, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its subsidiaries is a party (except for Employment Agreements and Company Employee Plans listed on Section 2.11(b) of the Company Schedule), other than, in each case, any relationship or Contract on arms’ length commercial terms where such director or officer of the Company did not exert any undue or inappropriate influence on the Company or such other entity or the other party to any such Contract; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.24.
     2.25 Illegal Payments, Etc. In the conduct of their business, neither the Company nor any of its subsidiaries has, nor, to the Company’s Knowledge, has any of their respective directors, officers, employees or agents, (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable law, or reimbursed any political gift or contribution that is or was illegal under applicable law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.
          (a) For purposes of this Section 2.25:
          (i) “Company Sites” means all of the Company’s and its subsidiaries’ public sites on the WWW;
          (ii) “Privacy Statements” means, collectively, any and all of the Company’s and its subsidiaries’ privacy policies published on the Company Sites or otherwise made available by the Company or its subsidiaries to third parties regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”); and
          (iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of and access to the Company Sites.
          (b) A Privacy Statement is posted on each Company Site. Each of the Company and its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Company Site, and each of the Company and its subsidiaries uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.
          (c) The Privacy Statements include, at a minimum, accurate notice to Individuals about the Company’s collection, retention, use and disclosure policies and practices with respect to personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and the Company’s actual practices with respect to the collection, retention, use and disclosure of personal information.
          (d) Each of the Company and its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by the Company and its subsidiaries from Individuals; (ii) complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes all appropriate industry standard measures to protect and maintain the confidential nature of the personal information provided to the Company or its subsidiaries by Individuals. Each of the Company and its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Company nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither the Company nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.
          (e) The Company’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by the Company from Individuals is governed by the Privacy Statement pursuant to which the data was collected. Each Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Individual, and the Company and each of its subsidiaries is and has been at all times in compliance with such rules. All versions of the Privacy Statements are attached hereto in Section 2.25(e) of the Company Schedule. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither the Company nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by the Company and its subsidiaries.
          (f) Each of the Company and its subsidiaries has the full power and authority to transfer all rights the Company and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub. The Privacy Statements expressly permit the transfer of all personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. The Company is not a party to any Contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.
          (g) Each of the Company and its subsidiaries has complied with and is not in violation of any applicable privacy obligations under any Legal Requirements or under any

Contract to which Company or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will violate, contravene or conflict with the Third Party Privacy Obligations. The Third Party Privacy Obligations expressly permit the transfer of all personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.
          (h) The Terms and Conditions are posted on the Company Sites. The Terms and Conditions or Privacy Statements expressly permit the transfer of personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows:
     3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.
     3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     3.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(b), conflict with or violate any Legal Requirements applicable to Parent or by which its properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, applicable requirements, if any, of the HSR Act, the pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the NYSE, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.
     3.4 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and the Transactions. Merger Sub has engaged in no activities other than those contemplated by this Agreement and has no liabilities other than those contemplated by this Agreement.
     3.5 Financing. Parent will have at the Effective Time sufficient cash or cash-equivalent funds available to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Merger, as well as to satisfy expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), pay or perform other obligations when due, take such actions as set forth in Section 4.1(a) of the Company Schedule, and use all reasonable efforts, consistent with past practices and policies, to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has significant business dealings. In addition, the Company shall promptly notify Parent of any event that would have a Material Adverse Effect on the Company.
     In addition, without the prior written consent of Parent, except as permitted or required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, and shall not permit its subsidiaries to, do any of the following:
          (a) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);
          (b) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances, or create or acquire any subsidiary, or change the form of ownership or percentage interest of the Company in any of its subsidiaries;
          (c) Issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement which are either vested on the date hereof or vest after the date hereof in accordance with their terms on the date hereof, in each case as disclosed on Section 2.3 of the Company Schedule;
          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of the Company or its subsidiaries or split, combine or reclassify any capital stock of the Company or its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or its subsidiaries;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Merger Consideration;
          (f) Waive any stock repurchase rights (other than as permitted by Section 4.1(e)), accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          (g) (i) Except pursuant to written agreements outstanding on the date hereof and as disclosed on Section 2.11 of the Company Schedule, grant any equity-based compensation, whether payable in cash, securities or property, or grant or pay any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any director, officer, consultant or employee, (ii) adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof (including without limitation any retention, change of control or similar agreement), or (iii) enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;
          (h) Grant any loans or advances (other than customary travel or expense advances in compliance with the Company’s policies) to employees, officers, directors or other third parties, make any investments in or capital contributions to any person, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;
          (i) (i) Increase the compensation or benefits payable or to become payable to officers, directors, consultants, or employees (other than pursuant to existing agreements disclosed on Section 2.11 of the Company Schedule), (ii) enter into any new or amend any existing Company Employee Plan, Employment Agreement, indemnification, collective bargaining, or similar agreement, except as required by applicable law, (iii) hire any employee or consultant (including any temporary employee, independent contractor, consultant or intern), (iv) terminate any employee (including any temporary employee), (v) change the position, title or principal office location of any employee, or (vi) take any action that would allow any employee to claim a constructive termination or termination for good reason;
          (j) Except as permitted by Section 6.3(g), pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of Liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices;
          (k) Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;
          (l) (A) Enter into, renew, or modify or amend in any material respect any Contract relating to the distribution, sale, license or marketing by third parties of the products or services of the Company or its subsidiaries (including Company Products or other Company Intellectual Property) or products or services licensed by the Company or its subsidiaries (including any IP Licenses), (B) sell, lease, license, transfer or otherwise dispose of, or otherwise extend, amend or modify in any material respect, any rights to, Company Products or other Company Intellectual Property, (C) enter into, renew, or modify or amend in any material respect any Contract relating to the design, manufacture, marketing or sale of products relating to the Company’s Embedded Mobility Business, or (D) transfer or license to any person future rights to the Company Intellectual Property, other than, in the case of (A), (B) and (D) above, non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) license on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any Contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its “best efforts”, (y) limiting the right of the Company to engage in any line of business or to compete with any person, or (z) not otherwise in compliance with Section 4.1(m);
          (m) Enter into, renew or modify or amend in any material respect any Contract (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of $100,000 individually or $500,000 in the aggregate, per month, or (ii) requiring the Company to provide (x) a minimum amount of products or services (including professional services or software implementation, deployment or development services) with aggregate commitments over the life of all such Contracts in excess of $150,000 individually or (y) products or services at a later date at a fixed price (excluding non-exclusive licenses granted by the Company to end users or Distributors in the ordinary course of business consistent with past practice, which licenses allow the end user or Distributor to license additional seats or copies of software from the Company at a per seat or per copy price set forth in the license agreement with the end user or Distributor);
          (n) Sell, lease, license, encumber or otherwise dispose of any properties or assets except for the sale, lease, licensing, encumbering or disposition (other than through licensing unless permitted by Section 4.1(l)) of property or assets not in excess of $50,000 individually or $150,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business of the Company and its subsidiaries;

          (o) Make or commit to make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than any commitments for capital expenditures reflected on the Interim Balance Sheet;
          (p) Enter into (unless otherwise permitted by this Section 4.1), or modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 4.1), or terminate (other than by non renewal), any real estate lease or any Contract of a nature required to be listed as a Company Contract in Section 2.18 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;
          (q) Enter into any new line of business;
          (r) Except as required by GAAP or the rules and regulations of the SEC, revalue any of its material assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;
          (s) Cancel or fail to renew, without reasonable substitutes, any insurance policy naming the Company or any subsidiary as a beneficiary or loss payee;
          (t) Make any Tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to adversely affect the Tax liability or Tax attributes of the Company or any of its subsidiaries, settle or compromise any Tax liability or refund, file any amendment to a Return, enter into any closing agreement or consent to any extension or waiver of any limitation period with respect to Taxes;
          (u) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;
          (v) Make or commit to make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate, other than the payment of Liabilities reflected on the Interim Balance Sheet;
          (w) Commence or settle any pending or threatened litigation, proceeding or investigation (whether or not commenced prior to the date of this Agreement) (other than any litigation to enforce any of its rights under the Agreement or normal collection activities in the ordinary course of business) consistent with past practice);
          (x) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(w) above.
Notwithstanding Section 7.5 or Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified in Section 4.1 of the Company Schedule, and may not take such action until such consent in writing (including by way of reply e-mail or facsimile) has been received from one of such individuals. Parent will use all reasonable efforts to respond to any such request for consent within three business days.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Proxy Statement.
          (a) As promptly as practicable after the execution of this Agreement, the Company, in consultation with Parent, shall prepare and file the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) with the SEC under the Exchange Act. Parent shall provide promptly to the Company such information concerning itself as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will cause the Proxy Statement to be mailed to its stockholders as soon as practicable after the definitive Proxy Statement is filed with the SEC. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel reasonable opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company shall cause all documents that it is responsible for filing with the SEC under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and, in consultation with Parent, file with the SEC or its staff and/or mail to stockholders of the Company, such amendment or supplement. Whenever Parent becomes aware of any event regarding Parent that has occurred which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company of such occurrence and shall provide the Company with the information necessary to enable the Company to comply with its obligations pursuant to this paragraph.
          (b) The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, (i) contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.
     5.2 Meeting of Company Stockholders.
          (a) Promptly after the date hereof, the Company shall take all action reasonably necessary in accordance with Delaware Law and the Company Charter Documents to call, hold and convene an annual or special meeting of its stockholders for the purpose of acting on the approval and adoption of this Agreement and approving the Merger (the “Stockholders’ Meeting”), to be held as promptly as practicable after the mailing of the Proxy Statement to the stockholders of the Company. Subject to the terms of Section 5.4(c), the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger by its stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement and the Merger or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall take all action reasonably necessary to ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of the Nasdaq and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any Change of Recommendation (as defined in Section 5.4(c)) unless this Agreement is earlier terminated in accordance with Section 7.1. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or, subject to Section 5.4(c), disclose publicly its proposal or resolution or resolve to do so, unless this Agreement has been validly terminated in accordance with Article VII.
          (b) The Proxy Statement shall include the fairness opinion referred to in Section 2.21. Subject to the terms of Section 5.4(c): (i) the Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board has recommended that the Company’s stockholders vote to adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify, in a manner adverse to Parent, the recommendation of the Board that the Company’s stockholders vote to adopt and approve this Agreement and approve the Merger.
     5.3 Confidentiality; Access to Information.
          (a) The parties acknowledge that Parent and the Company have previously executed a Corporate Development Group Amended and Restated Mutual Nondisclosure Agreement, dated as of June 13, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
          (b) The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide such access or to disclose such information where such access or disclosure would jeopardize the attorney-client privilege of the Company or violate any Legal Requirement applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected in any manner that would reasonably be expected to cause the Company to lose any material benefit or incur any material liability. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
          (c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.
     5.4 No Solicitation.
          (a) From the date hereof until the earlier of the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders or the termination of this Agreement, the Company agrees that neither it nor any of its subsidiaries shall, nor will they authorize or permit any of their respective directors and officers to, and that they shall direct their respective employees, affiliates, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other advisor or representative or agent (collectively, “Representatives”) retained by it or any of its subsidiaries) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.4(d)); (ii) participate in any negotiations or discussions with any person (other than Parent and its Representatives) regarding, or furnish to any person (other than Parent and its Representatives) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

(iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any contract, agreement, commitment or other binding understanding or undertaking (including any such item that is a letter of intent or similar document) contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.4(d)) (other than confidentiality agreements provided for hereunder and agreements entered into in connection with a Change of Recommendation the sole purpose of which is to provide for the payment of the Termination Fee pursuant to Section 7.3, it being understood that no such agreement shall include any provision calling for any exclusive right to negotiate with such third party or having the purported effect of restricting it from satisfying its obligations under this Agreement); provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to a Acquisition Proposal submitted by such person or group (and not withdrawn) if: (1) neither the Company nor its subsidiaries nor any of their respective officers or directors, nor any of their respective other Representatives acting at the authorization or direction of the Company or its subsidiaries, shall have violated any of the restrictions set forth in clauses (i) through (iv) of the first sentence or in the third sentence of this Section 5.4 in connection with such Acquisition Proposal; (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law; (3) (x) prior to furnishing any such nonpublic information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into negotiations or discussions with, such person or group, and (y) to the extent such person or group requests non public information regarding the Company and its subsidiaries, the Company receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company which are no less favorable to the Company than the Confidentiality Agreement; and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes or notifies Parent that it has made available such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior notice as provided to the members of the Board) of a meeting of the Board at which the Board is reasonably expected to consider any Acquisition Proposal and together with such notice a copy of any proposed transaction agreements and related documents relating to such Acquisition Proposal with, from or on behalf of the person or group making such Acquisition Proposal. The Company and its subsidiaries and their respective directors and officers shall, and the Company and its subsidiaries shall direct their respective other Representatives to, immediately cease any and all existing activities, negotiations or discussions with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in cla uses (i) through (iv) of the first sentence or in the third sentence of this Section 5.4(a) by any officer or director of the Company or any of its subsidiaries, or any other Representative of the Company or any of its subsidiaries acting at the authorization or direction of the Company or its subsidiaries, shall be deemed to be a breach of this Section 5.4(a) by the Company; provided, however, that participation by the Company, its subsidiaries and its

Representatives in negotiations or discussions in compliance with the requirements of this Section 5.4(a) with respect to an Acquisition Proposal following the receipt thereof shall not be deemed to constitute the solicitation of an Acquisition Proposal if such initial receipt was not solicited, initiated or knowingly encouraged, facilitated or induced in violation of clause (a)(i) of the first sentence of this Section 5.4(a) regardless of whether there are any changes to such Acquisition Proposal as a result of such negotiations or discussions.
          (b) In addition to the obligations of the Company set forth in Section 5.4(a), the Company as promptly as practicable shall advise Parent of (i) any (A) request received by the Company for nonpublic information which the Company reasonably believes would lead to an Acquisition Proposal, (B) Acquisition Proposal, or (C) inquiry received by the Company which the Company reasonably believes would lead to, any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry, (iii) the identity of the person or group making any such request, Acquisition Proposal or inquiry and (iv) a copy of all written materials provided by or on behalf of such person or group in connection with such request, Acquisition Proposal or inquiry. Upon receipt of any such request, Acquisition Proposal or inquiry, the Company shall provide Parent as promptly as practicable all such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms (including material amendments or proposed material amendments, and with respect to any Acquisition Proposal which is proposed to be paid in whole or in part in cash, any information from or sent on behalf of the person or group making such Acquisition Proposal as to such party’s ability to finance such transaction) of any such request, Acquisition Proposal or inquiry and shall promptly provide Parent a copy of all written materials subsequently provided by or on behalf of such person or group in connection with such request, Acquisition Proposal or inquiry.
          (c) Nothing in this Agreement shall prevent the Board from withdrawing, amending, changing or modifying its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”) at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders, but the Board may do so only to terminate this Agreement in accordance with Section 7.1(e) and only if all of the following conditions in clauses (i) through (v) are met: (i) a Superior Offer (as defined in Section 5.4(d)) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its subsidiaries nor any of their respective officers or directors, nor any of their respective Representatives acting at the authorization or direction of the Company or its subsidiaries, shall have violated any of the restrictions set forth in Section 5.2 or clauses (i) through (iv) of the first sentence or the third sentence of this Section 5.4(c) in connection with such Superior Offer, (iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) days prior to effecting such Change of Recommendation, which shall (A) state expressly that the Company has received an Acquisition Proposal and that the Board intends to consider a Change of Recommendation, (B) include a copy of any proposed transaction agreements and related documents relating to such Acquisition Proposal (including documents as to such party’s ability to finance such transaction, if such Acquisition Proposal is proposed to be paid in whole or in part in cash) with, from or sent on behalf of the person or group making such Acquisition Proposal, and (C) disclose the identity of the person or group making such Acquisition Proposal; (iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five (5) day period, and negotiate in good faith with respect thereto during such five (5) day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation; and (v) the Board concludes in good faith, after consultation with its outside counsel, that in light of such Superior Offer, and after considering any adjustments or negotiations pursuant to the preceding clause (iv), such Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law.
          (d) For purposes of this Agreement, (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction. For the purposes of this Agreement, (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the Transactions involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X), or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its Significant Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than ninety percent (90%) of the outstanding voting securities in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its subsidiaries taken as a whole); or (C) any liquidation or dissolution of the Company, and (iii) “Superior Offer” shall mean a bona fide written offer not solicited, initiated or knowingly encouraged, facilitated or induced in violation of clause (a)(i) of the first sentence of Section 5.4(a) made by a third party to consummate any Acquisition Proposal on terms that the Board determines, in its reasonable judgment acting in good faith (after consultation with a financial advisor of nationally recognized reputation): (x) to be more favorable to the Company stockholders from a financial point of view than the terms of the Transactions; (y) to be reasonably capable of being consummated on the terms proposed in a timely manner; and (z) if such offer has a purchase price to be paid, in whole or in part, in cash, is fully financed or reasonably capable of being fully financed.
          (e) Nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.4(c).

     5.5 Public Disclosure.
          (a) Except as necessary to effect the Company’s rights under Section 5.4(c), Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Transactions, this Agreement or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.
          (b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.
     5.6 Rights Agreement. The Board of Directors of the Company shall take all further action reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the Transactions.
     5.7 Reasonable Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and subject in the case of the Company to the actions permissible pursuant to Section 5.4 (which Section shall not shall not limited or otherwise affect the Company’s obligations under clauses (i) through (v) of this Section), each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (it being understood that the failure to any of the foregoing shall not constitute a breach of this Section 5.7(a) provided that the Company exercises all reasonable efforts to accomplish the foregoing) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the Transactions that Parent reasonably requests, including those set forth on Section 5.7 of the Company Schedule (it being understood that the failure to any of the foregoing shall not constitute a breach of this Section 5.7(a) provided that the Company exercises all reasonable efforts to accomplish the foregoing), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.
          (b) In furtherance and not in limitation of the obligations of the parties set forth in Section 5.7(a), and subject thereto, as soon as may be reasonably practicable the Company and Parent each shall file (i) a Notification and Report Form with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act with respect to the Transactions, including the Merger and (ii) any appropriate pre-merger notifications under the Antitrust Laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate. The Company and Parent each shall promptly (a) supply the other with any additional information and documentary material that may be requested pursuant to the HSR Act which may be required in order to effectuate such filings and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (b) supply any additional information, which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties reasonably agree to be appropriate. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any subsidiary or affiliate of Parent (x) to agree to any divestiture by itself or the Company or any of their respective subsidiaries or affiliates of shares of capital stock or of any business, assets or property (an “Action of Divestiture”), or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, (y) to utilize all reasonable efforts, or otherwise, in responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 830.20 under the HSR Act, or any other Antitrust Law, for a period of time exceeding sixty (60) days from the receipt of any such initial request, or (z) to take any action under this Section 5.7 requested by any Governmental Entity that has the authority to enforce any Antitrust Law, that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that Parent shall afford the Company a reasonable opportunity to participate therein. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          (c) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in ARTICLE VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     5.8 Indemnification.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its current and former directors and officers (the “Indemnified Parties”) in effect on the date hereof and listed on Section 5.8 of the Company Schedule, and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.
          (b) Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time policies of directors’ and officers’ liability insurance no less favorable in all material respects to that maintained by or on behalf of the Company and its subsidiaries on the date hereof (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insureds) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company or any director or officer of a Company subsidiary prior to the Effective Time; provided, however, that if the aggregate of the annual premiums for such insurance for such period exceeds $1,200,000, then Parent will, and will cause the Surviving Corporation to, provide the maximum coverage that will then be available at an aggregate premium equal to $1,200,000.
          (c) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties (and their heirs and personal representatives), and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.
     5.9 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all Company Employee Plans, except for those Company Employee Plans listed on Section 5.9 of the Company Schedule (the Company Employee Plans to be terminated pursuant to this Section 5.9 are referred to collectively as the “Company Benefit Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Benefit Plan(s) have been terminated (effective no later than the day immediately preceding the Effective

Time) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Parent, with such approval not unreasonably withheld. The Company also shall take such other reasonable actions in furtherance of terminating such Company Benefit Plan(s) as Parent may reasonably require. The Parent agrees to maintain (or to cause the Company to continue to maintain) any Company Employee Plan included on Section 5.9 of the Company Schedule that is subject to ERISA until the end of the calendar year in which the Effective Time occurs.
     5.10 Employee Benefits.
          (a) Employees of the Company and its subsidiaries who remain employed after the Effective Time (each a “Transferred Employee” and collectively the “Transferred Employees”) shall be eligible to receive compensation and employee benefits either under the Parent employee benefit plans (each a “Parent Employee Plan” and collectively the “Parent Employee Plans”) or under any plan continued pursuant to Section 5.9, or a combination thereof, that are substantially similar to those provided to similarly situated active employees of the Parent and its subsidiaries; provided that nothing herein is intended to result in a duplication of benefits.
          (b) Each Transferred Employee will receive service credit for all periods of employment with the Company or any of its subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting and eligibility under any Parent Employee Plan in which such employee participates after the Effective Time, to the same extent and for the same purposes thereunder as such service was recognized under any analogous Company Employee Plan in effect immediately prior to the Effective Time (but not for purposes of benefit accruals).
          (c) Except as expressly set forth in Section 5.9, nothing contained herein shall be construed as requiring Parent or any of its subsidiaries to continue any specific Company or Parent Employee Plan, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any Transferred Employee or other future, present or former employee of Parent, Company or their respective subsidiaries.
     5.11 FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (c) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.
          (d) HSR Act and Comparable Laws. Any applicable waiting period under the HSR Act relating to the Transactions, including the Merger, shall have expired or been terminated, and all material foreign antitrust approvals required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained.
     6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as would not constitute a Material Adverse Effect on Parent, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date). For purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.
     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall have been true and correct as of the date of this

Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as would not constitute a Material Adverse Effect on the Company (provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties set forth in (x) the second, third and fifth sentences of Section 2.3(a), and Sections 2.3(d), 2.7(b), 2.16, 2.21, 2.22, and 2.23. which representations and warranties shall be true and correct in all material respects as of the applicable date, and (y) Sections 2.10 and 2.17, which representations and warranties shall be true and correct except, in each case or in the aggregate, as would not reasonably be expected to materially negatively impact the benefits expected to be obtained in the Transaction or significantly increase the aggregate amount of the Liabilities expected to be assumed in the Transaction, as of the applicable date), (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date). For purposes of determining the accuracy of such representations and warranties, (i) if a particular clause of a representation or warranty is qualified by a Material Adverse Effect qualification, such clause of such representation or warranty shall be true and correct, and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the Contracts set forth on Section 6.3(d) of the Company Schedule in form and substance reasonably satisfactory to Parent.
          (e) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any of their respective subsidiaries or affiliates to effect an Action of Divestiture.
          (f) Non-Competition Agreements; Amended Change of Control Agreements. (i) Each Key Employee and Change of Control Party shall have executed and delivered to Parent a Non-Competition Agreement or Amended Change of Control Agreement, as applicable, and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action, (ii) each such Non-Competition Agreement and Amended Change of Control Agreement, as applicable, shall be in effect immediately prior to the Closing, and (iii) no Key Employee or Change of Control Party shall have repudiated any such Non-Competition Agreement or Amended Change of Control Agreement, as applicable, prior to the Closing.
          (g) Founder Health Insurance Waivers. (i) Each of the founders of the Company listed on Schedule 6.3(g) of the Company Schedule shall have executed and delivered to Parent a waiver of lifetime health insurance benefits in substantially the form attached to Schedule 6.3(g) of the Company Schedule, (ii) the Company shall not have made or committed to make payments in excess of the amount set forth on Schedule 6.3(g) of the Company Schedule in the aggregate in connection with obtaining any such waivers (whether by purchasing substitute insurance, making payments to or for the benefit of such individuals, or otherwise), (iii) each such waiver shall be in effect immediately prior to the Closing, and (iii) no such individual shall have repudiated any such waiver prior to the Closing.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding (except as set forth below) any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:
          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
          (b) by either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2005 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

          (e) by the Company, at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders, if the Board of Directors of the Company shall have effected a Change of Recommendation pursuant to and in compliance with Section 5.4(c), the Company shall have made full payment or provided a Federal Reserve System wire reference number for the transmission of all amounts provided under Section 7.3, and the Company shall have publicly announced its intention to enter into a definitive agreement with respect to the Superior Offer which was the subject of such Change of Recommendation.
          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b)) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach indicating that such notice is being provided pursuant to this Section 7.1(f); provided Parent continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such thirty (30) calendar day period);
          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach indicating that such notice is being provided pursuant to this Section 7.1(g); provided the Company continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by the Company is cured during such thirty (30) calendar day period);
          (h) by Parent, if a Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect is curable by the Company prior to the End Date through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) until the End Date, provided the Company continues to exercise all reasonable efforts to cure such Material Adverse Effect through the End Date (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such Material Adverse Effect is cured prior to the End Date); or

          (i) by Parent, upon a material breach of Section 5.4 or if a Triggering Event (as defined below) shall have occurred.
          (j) For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed or modified publicly in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board that holders of Shares vote to and adopt and approve this Agreement and approve the Merger; (iii) the Board fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) calendar days after Parent requests in writing that such recommendation be reaffirmed (unless a third party has made an Acquisition Proposal which involves a tender or exchange offer or has publicly announced an Acquisition Proposal, in which case such period for reaffirming such recommendation shall end on the later to occur of (x) the tenth business day (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after the date on which such tender or exchange offer is first published, sent or given within the meaning of Rule 14e-2 under the Exchange Act or after the date on which such Acquisition Proposal is first publicly announced, as applicable, and (y) the fifth calendar day after the date of such request by Parent, except that in any event such reaffirmation must be given no later than 24 hours prior to the taking of the vote on the proposals required to be presented in Section 5.1(a), (iv) the Board or any committee thereof shall have approved or recommended publicly any Acquisition Proposal; (v) the Company shall have entered into any contract, agreement, commitment or other binding understanding or undertaking (including any such item that is a letter of intent or similar document) accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer.
     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto; provided that the party giving such notice is duly permitted to terminate this Agreement under Section 7.1. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and ARTICLE VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally any filing fee for any Notification and Report Form filed with the FTC and the DOJ pursuant to the HSR Act, and any appropriate pre-merger notifications under the Antitrust Laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate, in each case pursuant to Section 5.7.
          (b) Company Payments.
          (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $3,000,000 (the “Termination Fee”) if this Agreement is terminated by Parent pursuant to Section 7.1(i).
          (ii) The Company shall pay to Parent in immediately available funds, concurrent with a termination by Company of this Agreement pursuant to Section 7.1(e), an amount equal to the Termination Fee.
          (iii) The Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if (A) (x) this Agreement is terminated by Company pursuant to Section 7.1(b), unless a breach of this Agreement by Parent or Merger Sub has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the End Date, or (y) this Agreement is terminated by Parent or Company pursuant to Section 7.1(d); (B) following the date hereof and prior to such termination, a third party has publicly disclosed or proposed and not publicly definitively withdrawn at least five (5) business days prior to such termination, an Acquisition Proposal; and (C) within twelve (12) months following the termination of this Agreement any Company Acquisition (as defined below) is consummated or the Company enters into a definitive agreement providing for any Company Acquisition.
          (iv) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(g) based on a failure to satisfy the condition set forth in Section 6.3(b) and, (x) following the date hereof and prior to such termination, the Company has received, or a third party has publicly disclosed or proposed, an Acquisition Proposal and (y) such breach is intended to, or would reasonably be expected to, facilitate such Acquisition Proposal, an amount equal to the documented out-of-pocket fees and expenses actually incurred by Parent and Merger Sub in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, travel costs, filing fees, printing, mailing and solicitation costs and expenses), not to exceed $500,000. Notwithstanding the foregoing, payment of such fees and expenses shall not constitute liquidated damages with respect to any claim which

Parent or Merger Sub would be entitled to assert with respect to any such breach, and shall not constitute the sole and exclusive remedy with respect to any such breach.
          (v) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of fraud or any willful breach of this Agreement. For the avoidance of doubt, in no event shall the aggregate amount of the payments by the Company under clauses (i) through (iv) of this Section 7.3(b) exceed the Termination Fee.
          (vi) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon fraud or any willful breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b), payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any of the Company’s directors, officers, employees or stockholders, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 (other than a termination based upon fraud or any willful breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee pursuant to Section 7.3(b) the parties hereto hereby agree that, upon any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon fraud or any willful breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee pursuant to Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert with respect to any such termination of this Agreement based upon fraud or the willful or intentional breach or misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon fraud or the willful or intentional breach or misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.
          (vii) For the purposes of this Agreement, “Company Acquisition” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a fifty percent (50%) interest in the total outstanding voting securities in the surviving or resulting entity of such transaction, (B) a sale or other disposition by the Company of assets representing in excess of a majority of the aggregate fair market value of the Company’s business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a fifty percent (50%) interest in the total outstanding voting securities of the Company.
     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.
     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that Section 6.1(a) may not be waived without the express written consent of Parent. Except as otherwise provided in Section 4.1, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. Except as otherwise provided in Section 4.1, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:

Sybase, Inc. One, Sybase Drive Dublin, California 94568 Attention: Daniel Carl, General Counsel Telephone No.: (925) 236-5000 Telecopy No.: (925) 236-6823

with a copy to:

O’Melveny & Myers LLP Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, California 94111 Attention: Michael S. Dorf, Esq. Telephone No.: (415) 984-8700 Telecopy No.: (415) 984-8701

if to the Company, to:

Extended Systems Incorporated 5777 North Meeker Avenue Boise, Idaho 83713 Attention: Charles W. Jepson, President and Chief Executive Officer Telephone No.: (208) 287-6087 Telecopy No.: (208) 327-5004

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Thomas C. DeFilipps
                  Martin W. Korman, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

     8.3 Interpretation; Knowledge.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.
          (b) For purposes of this Agreement, the term “Knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter after having made inquiry of the employees responsible for such matter in question.
          (c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when aggregated with other Effects, is or is reasonably likely to be materially adverse to (i) the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, or (ii) the ability of such entity to perform its obligations under this Agreement and timely consummate the Transactions; provided, however, that for purposes of clause (i) above, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (i) any Effect that results from or is attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately affect the Company or its subsidiaries, as the case may be); (ii) any changes in the market price or trading volume of the Company Common Stock in and of itself after the date of this Agreement (but the causes underlying any such changes shall not be so disregarded); (iii) any Effect that results from or is attributable to any decline in customer orders that is attributable to the announcement or pendency of the Merger; or (iv) any Effect resulting from any legal proceeding challenging or seeking to restrain or prohibit the consummation of the Merger, or alleging breach of fiduciary duty in connection therewith, in each case brought by a stockholder of the Company or on the Company’s behalf.
          (d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.
     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

SYBASE, INC.

By:	/s/ John Chen

Name:	John Chen
Title:	Chairman, President and Chief Executive Officer

ERNST ACQUISITION CORPORATION

By:	/s/ Marty Beard

Name:	Marty Beard
Title:	President

EXTENDED SYSTEMS INCORPORATED

By:	/s/ Charles W. Jepson

Name:	Charles W. Jepson
Title:	President & CEO
[Signature Page to Agreement and Plan of Merger]